Exhibit 99.1

Intelligent Bio Solutions Inc. Reports Fiscal 2024 Third Quarter and

Nine-Month Financial Results and Operational Highlights

Year-over-year revenue increased 80% for the fiscal third quarter and 193% for the nine months ended March 31, 2024

Cash and cash equivalents as of March 31, 2024, was $9.40 million

Commenced FDA 510(k) clinical studies plan with Cliantha Research and remains on track for planned submission by the end of 2024 and planned entry into the US in 2025

Secured 26 new customer accounts throughout the quarter, representing a combined headcount of approximately 16,779 employees

NEW YORK, May 8, 2024 —Intelligent Bio Solutions Inc. (Nasdaq: INBS) (“INBS” or the “Company”), a medical technology company delivering intelligent, rapid, non-invasive testing solutions, today announced its financial results for the fiscal third quarter and nine months ended March 31, 2024, and provided a business update.

“We are pleased to report our third consecutive quarter of strong revenue growth, which was driven by the acquisition of 26 new accounts and a steadily increasing install base. We have made significant progress on our FDA 510(k) roadmap, entering the critical phase of clinical validation with Cliantha Research, and are on track to complete our 510(k) submission, expected by the end of 2024,” said Harry Simeonidis, President and CEO at INBS. “With a solid financial foundation, we are well-prepared to execute on our deliverables, which include expanding into new regions and customer segments, advancing our FDA pathway, and continuing to lead innovation in our field.”

“We are pleased to report that the Company continues its upward revenue trend,” said Spiro Sakiris, CFO at INBS. “Sales growth of 80% year-over-year and a capital injection of approximately $10.76 million have greatly improved our financial position and will provide the resources to accelerate our expansion. Our dedicated team has done an amazing job executing our business plan, and it is this dedication that will drive us to the next level.”

Financial Results for the Fiscal 2024 Third Quarter:

●	Total cash and cash equivalents on hand as of March 31, 2024, was $9.40 million, an increase from $1.1 million on December 31, 2023.
●	Shareholders equity as of March 31, 2024, was $11 million.
●	Total revenues for the fiscal third quarter were $0.82 million, an increase of 80% compared to the same period the year prior.
●	Total revenue for the nine months ended March 2024 was $2.38 million, an increase of 193% compared to the same period the year prior.
●	Net loss for the fiscal third quarter was $2.98 million which included non-cash depreciation and amortization and share based expenses of $0.54 million.

Revenue from sales of goods increased by $366,742 from $457,058 to $823,800 for the quarter ended March 31, 2024, compared to the same period in 2023, representing an 80% increase. Revenue from sales of goods increased by $1.57 million from $813,737 to $2.38 million for the nine months ended March 31, 2024, compared to the same period in 2023, representing a 193% increase. Increases in revenue are due to the organic growth of the business and expansion into new regions and customer segments following the acquisition of Intelligent Fingerprinting Ltd (“IFP”) in October 2022.

Net loss attributable to INBS decreased by $600,287 from $7.97 million to $7.37 million for the nine months ended March 31, 2024, compared to the same period the year prior. This decrease is primarily driven by goodwill impairment charges of $4.10 million and combined results of operations after the acquisition of IFP, offset by a recognition of fair value gain on revaluation of convertible notes and holdback Series C Preferred Stock of $2.06 million during the same period in 2023. During the quarter, the Company raised approximately $10.76 million after deducting closing costs, placement agent fees, and other estimated expenses payable by the Company via warrant inducement transaction and a private placement of the Company’s securities. The Company ended the quarter with cash and cash equivalents of approximately $9.40 million.

Fiscal Third Quarter & Recent Operational Highlights:

●	On February 28, 2024, the Company announced its partnership with Cliantha Research to conduct the pharmacokinetic (PK) study as part of its FDA 510(k) clinical studies plan. The Company remains on track for its planned entry into the US market in 2025.
●	26 new accounts secured throughout the quarter, representing a combined headcount of approximately 16,779 employees.
●	The Company was granted a new European patent with unitary effect for its DSR-Plus Cartridge Reader, bringing the patent into effect in 17 European countries.

About Intelligent Bio Solutions Inc.

Intelligent Bio Solutions Inc. (NASDAQ: INBS) is a medical technology company delivering innovative, rapid, non-invasive testing solutions. The Company believes that its Intelligent Fingerprinting Drug Screening System will revolutionize portable testing through fingerprint sweat analysis, which has the potential for broader applications in additional fields. Designed as a hygienic and cost-effective system, the test screens for recent use of drugs commonly found in the workplace, including opiates, cocaine, methamphetamine, and cannabis. With sample collection in seconds and results in under ten minutes, this technology would be a valuable tool for employers in safety-critical industries. Additionally, the Company’s biosensor platform has the potential to test for various indications, ranging from immunological conditions to communicable diseases. The Company’s current customer segments include construction, manufacturing and engineering, transport and logistics firms, drug treatment organizations, and coroners.

For more information, visit: http://www.ibs.inc/

Forward-Looking Statements:

Some of the statements in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, Intelligent Bio Solutions Inc.’s ability to successfully develop and commercialize its drug and diagnostic tests, realize commercial benefit from its partnerships and collaborations, and secure regulatory approvals, among others. Although Intelligent Bio Solutions Inc. believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. Intelligent Bio Solutions Inc. has attempted to identify forward-looking statements by terminology, including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors, included in Intelligent Bio Solutions’ public filings filed with the Securities and Exchange Commission. Any forward-looking statements contained in this release speak only as of its date. Intelligent Bio Solutions undertakes no obligation to update any forward-looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events.

Company Contact:

Intelligent Bio Solutions Inc.

info@ibs.inc

LinkedIn | Twitter

Investor & Media Contact:

Valter Pinto, Managing Director
KCSA Strategic Communications
PH: (212) 896-1254
INBS@kcsa.com

(Financial tables follow)

Intelligent Bio Solutions Inc.

Condensed Consolidated Balance Sheets

(Amounts in US$)

	As of March 31,	As of June 30,
	2024	2023
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$9,397,523	$1,537,244
Accounts receivable, net	431,646	293,861
Inventories, net	877,905	979,907
Research and development tax incentive receivable	332,471	498,758
Other current assets	481,046	552,791
Total current assets	11,520,591	3,862,561
Property and equipment, net	559,520	690,175
Operating lease right-of-use assets	365,512	546,475
Intangibles, net	4,593,330	5,255,401
Total assets	$17,038,953	$10,354,612

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$2,128,747	$2,610,028
Current portion of operating lease liabilities	260,377	223,447
Current portion of deferred grant income	2,288,660	2,338,057
Current employee benefit liabilities	660,010	358,942
Current portion of notes payable	368,513	353,211
Total current liabilities	5,706,307	5,883,685
Employee benefit liabilities, less current portion	30,286	24,902
Operating lease liabilities, less current portion	154,162	356,165
Notes payable, less current portion	150,426	402,862
Total liabilities	6,041,181	6,667,614
Commitments and contingencies	-	-

Shareholders’ equity
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,913,799 and 194,200 shares issued and outstanding at March 31, 2024 and June 30, 2023, respectively*	29,135	1,942
Treasury stock, at cost, 116 shares as of March 31, 2024 and June 30, 2023, respectively*	(1)	(1)
Additional paid-in capital	60,946,174	46,180,112
Accumulated deficit	(49,180,085)	(41,807,573)
Accumulated other comprehensive loss	(662,405)	(575,496)
Total consolidated Intelligent Bio Solutions Inc. equity	11,132,818	3,798,984
Non-controlling interest	(135,046)	(111,986)
Total shareholders’ equity	10,997,772	3,686,998
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,038,953	$10,354,612

*	Common stock and per share amount have been retroactively adjusted to reflect the decreased number of shares resulting from a 1-for-12 reverse stock split effected on January 26, 2024, and a 1-for-20 reverse stock split effected on February 9, 2023, throughout the condensed consolidated financial statement unless otherwise stated.

Intelligent Bio Solutions Inc.

Condensed Consolidated Statements of Operations and Other Comprehensive Loss*

(Unaudited)

(Amounts in US$)

	Three Months ended March 31,		Nine Months ended March 31,
	2024	2023	2024	2023
Revenue	$823,800	$457,058	$2,383,957	$813,737
Cost of revenue (exclusive of amortization shown separately below)	(645,311)	(424,009)	(1,773,889)	(536,644)
Gross profit	178,489	33,049	610,068	277,093

Other income:
Government support income	83,842	117,680	346,917	698,625

Operating expenses:
Selling, general and administrative expenses	(2,425,830)	(1,898,754)	(6,587,934)	(5,594,461)
Development and regulatory approval expenses	(471,313)	(299,898)	(923,712)	(380,363)
Depreciation and amortization	(318,923)	(398,986)	(916,796)	(797,142)
Goodwill impairment	-	(4,096,490)	-	(4,096,490)
Total operating expenses	(3,216,066)	(6,694,128)	(8,428,442)	(10,868,456)
Loss from operations	(2,953,735)	(6,543,399)	(7,471,457)	(9,892,738)

Other income (expense), net:
Interest expense	(42,674)	(86,125)	(112,590)	(163,957)
Realized foreign exchange income/(loss)	(996)	7,212	(1,551)	(8,936)
Fair value gain on revaluation of financial instrument	-	269,787	175,738	2,062,878
Interest income	10,640	508	14,288	9,587
Total other income (expense), net	(33,030)	191,382	75,885	1,899,572
Net loss	(2,986,765)	(6,352,017)	(7,395,572)	(7,993,166)
Net loss attributable to non-controlling interest	(9,098)	(8,111)	(23,060)	(20,367)
Net loss attributable to Intelligent Bio Solutions Inc.	$(2,977,667)	$(6,343,906)	$(7,372,512)	$(7,972,799)

Other comprehensive income/(loss), net of tax:
Foreign currency translation gain/ (loss)	(144,026)	(77,787)	(86,909)	148,251
Total other comprehensive income/(loss)	(144,026)	(77,787)	(86,909)	148,251
Comprehensive loss	(3,130,791)	(6,429,804)	(7,482,481)	(7,844,915)
Comprehensive loss attributable to non-controlling interest	(9,098)	(8,111)	(23,060)	(20,367)
Comprehensive loss attributable to Intelligent Bio Solutions Inc.	(3,121,693)	(6,421,693)	(7,459,421)	(7,824,548)

Net loss per share, basic and diluted*	$(1.43)	$(68.67)	$(6.64)	$(104.04)
Weighted average shares outstanding, basic and diluted*	2,079,864	92,389	1,110,089	76,629

*	Common stock and per share amount have been retroactively adjusted to reflect the decreased number of shares resulting from a 1-for-12 reverse stock split effected on January 26, 2024, and a 1-for-20 reverse stock split effected on February 9, 2023, throughout the condensed consolidated financial statement unless otherwise stated.